UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             _____________________

                                 SCHEDULE 13G/A

                   Under the Securities Exchange Act of 1934

                               (Amendment No.12)


                                 Gateway, Inc.
-------------------------------------------------------------------------------
                                (Name of Issuer)


                          Common Stock, par value $.01
-------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   367626108
-------------------------------------------------------------------------------
                                 (CUSIP Number)


                                   12/31/2005
-------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [ ]          Rule 13d-1(b)

     [ ]          Rule 13d-1(c)

     [X]          Rule 13d-1(d)



The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



Persons who respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

---------------------------------                 ------------------------------
CUSIP No.  367626108                   13G                Page 2 of 5 Pages
---------------------------------                 ------------------------------

-------- -----------------------------------------------------------------------
  1.     NAMES OF REPORTING PERSONS.
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         Theodore W. Waitt
-------- -----------------------------------------------------------------------
  2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP               (a) [ ]
         (See Instructions)
                                                                        (b) [ ]
         N/A

-------- -----------------------------------------------------------------------
  3.     SEC USE ONLY

-------- -----------------------------------------------------------------------
  4.     CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
-------- -----------------------------------------------------------------------
                             5.    SOLE VOTING POWER
    NUMBER OF
    SHARES                         79,969,015
  BENEFICIALLY              ------ ---------------------------------------------
     OWNED BY                6.    SHARED VOTING POWER
      EACH
    REPORTING                      9,140,034
   PERSON WITH              ------ ---------------------------------------------
                             7.    SOLE DISPOSITIVE POWER

                                   79,969,015
                            ------ ---------------------------------------------
                             8.    SHARED DISPOSITIVE POWER

                                   9,140,034
-------- -----------------------------------------------------------------------
  9.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         89,109,049
-------- -----------------------------------------------------------------------

 10.     CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
         (See sInstructions)                                              [ ]

         N/A
-------- -----------------------------------------------------------------------
 11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         22.8%
-------- -----------------------------------------------------------------------
 12.     TYPE OF REPORTING PERSON (See Instructions)

         IN
-------- -----------------------------------------------------------------------

---------------------------------                 ------------------------------
CUSIP No.  367626108                   13G                Page 3 of 5 Pages
---------------------------------                 ------------------------------


Item 1.          (a)    Name of Issuer

                        Gateway, Inc.

                 (b)    Address of Issuer's Principal Executive Offices:
                        5786 La Jolla Blvd.
                        La Jolla, CA  92037

Item 2           (a)    Name of Person Filing:

                        Theodore W. Waitt

                  (b)   Address of Principal Business Office or, if none,
                        Residence:
                        5786 La Jolla Blvd.
                        La Jolla, CA 92037

                  (c)   Citizenship:

                        United States

                  (d)   Title of Class of Securities:

                        Common Stock, par value $.01 per share

                  (e)   CUSIP Number:

                        367626108

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or Rule 13d-2(b) or (c), check whether the person filing is a:

                  (a)   [ ]     Broker or dealer registered under Section 15 of
                                the Exchange Act (15 U.S.C. 78o);

                  (b)   [ ]     Bank as defined in Section 3(a)(6) of the
                                Exchange Act (15 U.S.C. 78c);

                  (c)   [ ]     Insurance company as defined in Section
                                3(a)(19) of the Exchange Act (15 U.S.C. 78c);

                  (d)   [ ]     Investment company registered under Section 8
                                of the Investment Company Act; (15 U.S.C.
                                80a-8)

                  (e)   [ ]     An investment adviser in accordance with
                                ss.240.13d-1(b)(1)(ii)(E);

                  (f)   [ ]     An employee benefit plan or endowment fund in
                                accordance with ss.240.13d-1(b)(1)(ii)(F);

                  (g)   [ ]     A parent holding company or control person in
                                accordance with ss.240.13d-1(b)(ii)(G);

                  (h)   [ ]     A savings association as defined in Section
                                3(b) of the Federal Deposit Insurance Act (12
                                U.S.C. 1813);

                  (i)   [ ]     A church plan that is excluded from the
                                definition of an investment company under
                                Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

                  (j)   [ ]     Group, in accordance with
                                ss.240.13d-1(b)(1)(ii)(J).

---------------------------------                 ------------------------------
CUSIP No.  367626108                   13G                Page 4 of 5 Pages
---------------------------------                 ------------------------------



Item 4.         Ownership.

         Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

                (a)     Amount Beneficially Owned:      89,109,049
                                                     ------------------------

                (b)     Percent of Class:               22.8%
                                                     ------------------------

                (c)     Number of shares as to which such person has:

                        (i)     Sole power to vote or to
                                direct the vote:                   79,969,015
                                                                  -------------

                        (ii)    Shared power to vote or to
                                direct the vote:                   9,140,034
                                                                  -------------

                        (iii)   Sole power to dispose or to
                                direct the disposition  of:        79,969,015
                                                                  -------------

                        (iv)    Shared power to dispose or to
                                direct the disposition of:         9,140,034
                                                                  -------------

Item 5.         Ownership of Five Percent or Less of a Class.

                N/A

Item 6.         Ownership of More Than Five Percent on Behalf of Another Person.

                N/A

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

                N/A

Item 8.         Identification and Classification of Members of the Group.

                N/A

Item 9.         Notice of Dissolution of Group.

                N/A

Item 10.        Certification.

           (a)  N/A

           (b)  N/A

---------------------------------                 ------------------------------
CUSIP No.  367626108                   13G                Page 5 of 5 Pages
---------------------------------                 ------------------------------



                                   SIGNATURE
                                   ---------


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                   February 14, 2006
                                         --------------------------------------
                                                         Date


                                                /s/ Theodore W. Waitt
                                         --------------------------------------
                                                      Signature


                                                  Theodore W. Waitt
                                         --------------------------------------
                                                      Name/Title